Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 22, 2023, with respect to the financial statements of BNY Mellon Tax Managed Growth Fund, a series of The BNY Mellon Investment Funds IV, Inc., as of October 31, 2023, incorporated herein by reference and to the references to our firm under the headings “Fund Details” and “Financial Statements and Experts” in the Prospectus/Proxy Statement.

New York, New York September 16, 2024